FOR IMMEDIATE RELEASE

Nastech Pharmaceutical Company Initiates Plan for Corporate Restructuring and Will Concentrate
on Phase 2 Clinical Programs

Company to Host Webcast and Conference Call

BOTHELL, Wash., November 13, 2007 – Nastech Pharmaceutical Company Inc. (“Nastech”) (Nasdaq: NSTK) announced today its corporate restructuring initiatives aimed at reducing operating expenses and enhancing shareholder value. Nastech will seek to establish its subsidiary, MDRNA, Inc., as an independent, separately financed company as was announced today, and will concentrate on Phase 2 clinical and partnered programs as well as cost containment strategies for the near-term.

“The steps that Nastech is taking will better position the Company to achieve our near-term goals as well as reduce our operational expenses while ensuring that we retain our key capabilities for long-term growth,” stated Steven C. Quay, M.D., Ph.D., Chairman, President and CEO of Nastech. “The establishment of MDRNA as an independent company will better serve our shareholders by providing a structure that will help unlock the value of Nastech’s RNAi assets as well as expedite the development of new therapeutics based on this exciting new technology. Furthermore, by having Nastech concentrate on our core drug delivery technologies and our most advanced clinical programs it will enable us to make the greatest progress with the resources that are available.”

First, Nastech plans to concentrate its resources on its Phase 2 clinical development programs that are currently ongoing or planned including PYY3-36 Nasal Spray for obesity, Insulin Nasal Spray for type 2 diabetes, and PTH1-34 Nasal Spray for osteoporosis.

Secondly, as announced today, Nastech will move forward with the process of establishing MDRNA as an independent company. The new structure will give Nastech the ability to pursue independent investment to fund MDRNA’s operations. Nastech plans to pursue such funding in the near-term, subject to market conditions, and expects to retain significant ownership in MDRNA following such financing. In addition, Nastech intends, subject to change based on market conditions or future change in strategy, to thereafter issue a dividend to Nastech’s shareholders of a portion of the MDRNA equity held by Nastech, and to effect the public trading of those securities through a Form 10 filing.

The planned change in corporate structure will enable Nastech to continue its focus on the development of peptide and protein drug delivery technologies while better positioning MDRNA for strategic alliances and direct investment as it develops RNAi therapeutics targeting a broad range of diseases. The establishment of MDRNA as an independent company will also allow it to be better compared and valued relative to other companies in the field of RNAi therapeutics.

Finally, Nastech is implementing a workforce reduction plan as soon as feasible to align with the Company’s development and clinical plans, which will help to conserve cash, cash equivalents and investments which as of September 30, 2007 were $58.1 million.

Conference Call and Webcast Information

Nastech management will host a conference call tomorrow to discuss the corporate restructuring and its current clinical programs. The call is scheduled for 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) Wednesday, November 14, 2007. To participate in the live conference call, U.S. callers should dial (866) 272-9941, and international callers should dial (617) 213-8895. The access code for the live conference call is 21097811. To access the 24-hour telephone replay, U.S. callers should dial (888) 286-8010, and international callers should dial (617) 801-6888. The access code for the replay is 93920447.

Alternatively, one can log on to http://www.nastech.com to access a live Webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s Website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.

About Nastech

Nastech is a biopharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech and our collaboration partners are developing products for multiple therapeutic areas including osteoporosis, obesity, diabetes, autism, respiratory diseases and inflammatory conditions. Additional information about Nastech is available at http://www.nastech.com.

Nastech Forward-Looking Statements

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

Nastech
Ed Bell
Director, Investor Relations
(425) 908-3639
ir@nastech.com

Russo Partners , LLC
David Schull (Media)
(212) 845-4271